Exhibit 10.2B

PROMISSORY NOTE

Exhibit 10.2B · Spin AI Inc. (Maker) · Katizie Bakht Murad (Holder)

Note Number: PN-2026-001

Face Principal: $61,300 · Issue Date: March 18, 2026 · Maturity: March 18, 2028

1. Promise to Pay

FOR VALUE RECEIVED, Spin AI Inc., a Wyoming corporation (the “Maker”), hereby promises to pay to the order of Katizie Bakht Murad (the “Holder”) the principal sum of Sixty-One Thousand Three Hundred United States Dollars ($61,300) on March 18, 2028 (the “Maturity Date”). No interest shall accrue at the contractual rate; this Note is expressly non-interest-bearing.

2. Consideration

This Note is issued in consideration of the assignment to the Maker of the intellectual property described in the IP Assignment Agreement dated March 18, 2026 (Exhibit 10.2) and IP Transfer Deed (Exhibit 10.2A).

3. ASC 835-30 Imputed Interest (For Book Purposes Only)

Notwithstanding the non-interest-bearing nature of this Note, in accordance with U.S. GAAP (ASC 835-30-25), the Maker shall record this Note on its books at the present value of the future cash flows ($57,125) calculated using an imputed market interest rate of 3.59% per annum (the IRS applicable federal short-term rate for March 2026 (Rev. Rul. 2026-6, Table 1, annual compounding)). The imputed interest is a non-cash accounting adjustment only and does not create any obligation on the part of the Maker to pay interest to the Holder beyond the $61,300 face principal at Maturity.

4. Prepayment

The Maker may prepay this Note in whole or in part at any time, without penalty or premium.

5. Events of Default

Events of default include: (a) failure to pay the principal at Maturity; (b) insolvency, bankruptcy, or receivership of the Maker; (c) material breach of the IP Assignment Agreement.

6. Governing Law and Forum

Wyoming law; exclusive jurisdiction in Wyoming state and federal courts.

7. Qualified Director Oversight Acknowledgment

The Maker’s acceptance of this Note was reviewed and recommended on the Maker’s behalf by Nevio Muller, Director, acting as a qualified director — i.e., a director with no direct pecuniary interest in the specific transaction. Mr. Murad, as Holder and as an interested party, recused himself from the negotiation of the material terms. Mr. Muller reviewed: (a) the IP Valuation Support Memorandum (Doc 04); (b) the 3.59% imputed rate methodology; (c) the Prior-Employer IP Certification (Doc 23); and (d) fairness of the transaction to the Maker. Mr. Muller does not qualify as “independent” under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02; see the Independence Footnote (below). The Maker currently has no independent directors.

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/s/ Nevio Muller

Spin AI Inc. (Maker)
By: Nevio Muller, Director · March 18, 2026

/s/ Katizie Bakht Murad

Katizie Bakht Murad
Holder · March 18, 2026

Independence footnote. Mr. Muller does not qualify as “independent” under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02. He is a founder, officer (Treasurer and Secretary), 25% shareholder, and party to a Founder and Director Agreement with the Company. The Company currently has no independent directors within the meaning of those rules. References in this document to Mr. Muller as a “qualified director” use the term of art defined in Wyoming Business Corporation Act §17-16-831(a)(3) — a director who does not have a conflicting interest in the specific transaction under review. This is a narrower and lower statutory standard than the “independent director” standard under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02, which requires the absence of any material relationship with the Company. A director may be a “qualified director” for purposes of a specific related-party transaction while still not meeting the listing standards’ “independent director” definition.

Spin AI Inc. — Promissory Note — Dated March 18, 2026

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